                                                                        EX-99.G3
                                                                Exhibit 23(g)(3)

                                      As of


VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Equity Funds II, Inc. for the benefit of the Diversified Value Fund series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective September , 1998. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A by signing in the space provided below.

                                      DELAWARE GROUP STATE TAX-FREE INCOME TRUST
                                      On behalf of Tax-Free Pennsylvania Fund,
                                      Tax-Free New Jersey Fund and Tax-Free
                                      Ohio Fund



                                      By:_________________________________
                                      David K. Downes
                                      Its: Executive Vice President
                                      Chief Operating Officer
                                      Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:__________________________

Its:_________________________